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                               Mr. Robert S. Trump
                              2611 West 2nd Street
                            Brooklyn, New York 11223


                                          November 12, 1996

Financial Performance Corporation
335 Madison Avenue, 11th Floor
New York, New York 10017

Attention:  Mr. William F. Finley
             President

            Re: Financial Performance Corporation (the "Company")

Dear Bill:

Please be advised that I have elected to exchange $125,000.00 of the principal amount of the Restated Exchangeable Note dated as of January 1, 1995 (the "Note') into 400,000 post-reverse split shares of the Company's common stock pursuant to the terms of the Note, at the effective post-reverse split exchange price of $0.3125 per share.

Further, this letter shall confirm that I have agreed with the Company to convert the current remaining principal balance and accrued interest thereon through the date hereof in respect of the Note after effectuating the aforementioned exchange ($47,154) together with the current principal balance and accrued interest thereon through the date hereof in respect of all other indebtedness of the Company held by me ($117,460) into an aggregate of 164,614 additional post-reverse split shares of the Company's common stock at the conversion rate of $1.00 per share.

With regard to such conversion, as well as the prior conversions of other indebtedness of the Company held by me in March 1996 and June 1996, it is understood and agreed that if, at any future date(s), the Company shall issue post-reverse split shares of common stock to any other party for a price of less than $1.00 per share, I shall thereupon be issued such number of additional shares of the Company's common stock without payment of any additional consideration so that the effective conversion rate for all shares of the Company's common stock issued to me resulting from the conversion of debt to equity is equal to the lowest per-share price at which the Company's post-reverse split common stock is hereafter issued to any other party.

This letter shall also confirm that the Company has granted me "piggy-back" registration rights converting all shares of the Company's common stock which I currently own, whether issued to me by the Company (either directly, by exercise of warrants, by exchange of the Note or by conversion of the debt) or acquired by me from any third party(ies).

Thank you for your kind attention to these matters.

Confirmed and Agreed To:                  Sincerely,

Financial Performance Corporation


By: /s/ William F. Finley              /s/ Robert S. Trump
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   William F. Finley, President          Robert S. Trump